Jamba, Inc. Announces Fourth Quarter 2013 and Fiscal Year 2013 Financial Results

Jamba Reports Second Fiscal Year of Net Income since Becoming a Public Company

Comparable Store Sales Increase for Third Consecutive Year

JambaGO doubles; International Enters New Markets

Premium Juice Set for National Expansion

EMERYVILLE, Calif., March 6, 2014 --Jamba, Inc. (NASDAQ:JMBA) today reported unaudited financial results for the fourth quarter and fiscal year ended December 31, 2013.

Jamba demonstrated renewed momentum in the quarter and delivered on a majority of its strategic and financial targets, including a third consecutive year of comparable store sales growth for Company-owned stores and a second year of net income since becoming a public company. Key growth drivers all performed solidly with JambaGO more than doubling in size with the addition of over 1,000 units, international showing strong growth in all countries and adding two new markets in the Middle East and Mexico, and the Premium Juice and Whole Food Blending platform exceeding test market projections.

The Company also had significant growth and expansion in its domestic franchise markets through refranchising, development agreements and opening franchise stores in several new states.

“The fourth quarter demonstrated the power of our brand and progress we’ve made with many of our strategic priorities and initiatives.  We’re also pleased with our results for 2013, which was the third consecutive year that we’ve reported an increase in Company-owned comparable store sales and our second consecutive year of profitability,” said James D. White, chairman, president and CEO. “2014 is shaping up to be a very busy year with our launch of our Premium Juice and Whole Food Blending platforms across the country to more than 500 stores,  the continued expansion of our JambaGO platform and domestic and international locations as well as pursuing an enterprise-wide cost savings initiative that we expect will result in a 100 - 200 basis point improvement in operating margins.”

“This progress came in the face of ongoing constraints on consumer spending, some adverse weather and stiff competition. We are very confident about Jamba’s future, especially since our brand awareness continues to increase and is now at the highest levels in recent company history,” Mr. White said.

Highlights for the 52 weeks ended December 31, 2013, compared to the 52 weeks ended January 1, 2013:

•	Net income improved by $1.8 million to $2.1 million compared to a net income of $0.3 million for the prior year.

•	Company-owned comparable store sales(1) increased 0.5% for the year compared to the prior year.

•	System-wide comparable store sales(1) decreased 0.1% and franchise-operated comparable store sales(1) decreased 0.6% for the year compared to the prior year.

•	Total revenue for the year increased 0.2% to $229.2 million from $228.8 million for the prior year.

•	Income from operations was $2.4 million and operating margin was 1.0% for the year.

•	General and administrative expenses decreased by $3.0 million to $37.8 million for the year compared to $40.8 million for the prior year.

•	52 new franchise-operated stores opened in the U.S. during the year.

•	Jamba’s international franchise operators opened 15 stores, during the year.

Highlights for the 13 weeks ended December 31, 2013, compared to the 13 weeks ended January 1, 2013:

•	Net loss improved by $1.2 million to $(5.7) million compared to a net loss of $(6.9) million for the prior year period.

•	Company-owned comparable store sales(1) increased 3.4% for the quarter compared to the prior year period. Franchise-operated comparable store sales(1) decreased 2.1% for the quarter compared to the prior year period. System-wide comparable store sales(1) increased 0.3% for the quarter compared to the prior year period. Total revenue for the fourth quarter was $44.1 compared to $44.2 million in the prior year period.

•	General and administrative expenses for the quarter decreased $1.7 million to $10.0 million from $11.6 million for the prior year period.

•	Nine new franchise stores opened in the U.S. and three new international stores opened during the quarter.

Results for Fiscal Year 2013

Revenue

For the fiscal year ended December 31, 2013, total revenue increased 0.2% to $229.2 million from $228.8 million in the prior year due primarily to the 0.5% increase in Company-owned comparable store sales(1) and increased CPG and JambaGO revenue. This was partially offset by the net reduction in Company-owned stores due to the Company’s refranchising strategy. The increase in Company-owned comparable store sales(1) of 0.5% was driven primarily by an increase in average check of 240 basis points partially offset by a decrease in transaction count of 190 basis points. During fiscal year ended December 31, 2013, franchise-operated comparable store sales(1) decreased 0.6%. Franchise and other revenue increased 19.7% to $16.4 million from $13.7 million in the prior year primarily due to the net addition of 75 new and refranchised domestic and international franchise-operated stores and increases in CPG and JambaGO revenue of $1.6 million. Jamba’s CPG and JambaGO revenue was $ 3.8 million in fiscal 2013, compared to $2.2 million in the prior year.

Income from Operations and Operating Margin

Jamba’s operating margin was 1.0% for the year compared to 0.3% for the prior year, an increase of 70 basis points. Income from operations for the year was $2.4 million compared to $0.6 million for the prior year, a 286% increase, reflecting the effects of increased Company-owned comparable store sales, the increased franchise and other revenue and reduced general and administrative expenses.

Retail Growth

As of December 31, 2013, system-wide, Jamba has 803 stores in the United States, of which 535 are franchise-operated and 268 are company-owned. Franchise-operated stores include Jamba Smoothie Stations™, the new limited menu express format. As of December 31, 2013, there were 36 smoothie station locations. During the year, Jamba opened 52 new domestic franchise-operated stores, consisting of 10 traditional, 42 non-traditional, including 25 smoothie stations; and 15 international store locations. During the year, two new company-owned stores opened. Whole Food Blending and fresh-squeezed Premium Juice were offered at 64 California locations as of December 31, 2013.

At year end, there were 48 international store locations, all of which are franchise-operated. As part of the growth strategy, Jamba entered into development agreements with new and existing franchisees domestically that included the refranchise of 31 locations and the development of 80 new store locations.

Fourth Quarter Fiscal 2013 Results

Revenue

For the fourth quarter ended December 31, 2013, total revenue was essentially flat at $44.1 million compared to the $44.2 million in the prior year period. The increase from the prior year in Company-owned comparable stores sales(1), franchise revenue due to 22 additional new and refranchised domestic and international franchise-operated stores, net, and a 13.6% increase in CPG and JambaGO revenue, are slightly offset by the 2.1% decrease in franchise-operated comparable store sales(1). Jamba’s CPG and JambaGO revenue was $0.9 million in the fourth quarter of 2013, compared to $0.8 million in the prior year period.

Franchise and other revenue increased 7.8% to $3.7 million from $3.4 million in the prior year period. In the fourth quarter of 2013, the Company-owned comparable store sales(1) increase of 3.4% was driven primarily by an increase in average check of 490 basis points, partially offset by a decrease in transaction count of 150 basis points.

Income from Operations and Operating Margin

Jamba’s operating margin improved by 230 basis points, to -14.3% for the quarter compared to -16.6% for the prior year period. Loss from operations for the quarter improved by 14.0% to $6.3 million compared to $7.3 million for the prior year period, reflecting the effects of increased Company-owned comparable store sales, the increased franchise revenue and reduced general and administrative expenses.

Retail Growth

During the quarter, Jamba opened nine new domestic franchise-operated stores consisting of four traditional and, five non-traditional venues, and three international store locations, one in the Philippines and two in South Korea. No new Company-owned store opened. During the fourth quarter JambaGO was launched in more than 1,000 Target cafe locations across the nation, bringing the total number of units to 1,851.

Jamba entered into a master franchise development agreement with Foodmark, a subsidiary of Landmark Group, to develop 80 Jamba Juice stores across the Middle East region over the next ten years. The first Jamba Juice store is expected to open in Dubai during the second half of 2014.

Liquidity

On December 31, 2013, the Company held $32.4 million in cash and cash equivalents compared to $31.5 million cash and cash equivalents at January 1, 2013. On December 31, 2013, the Company had no restricted cash balance compared to $0.2 million at the end of fiscal 2012.

Guidance for 2014

The Company continues to expect to achieve the following results for fiscal 2014:

•	Positive company-owned comparable store sales(2) of 2.0% - 4.0% ;

•	Store-level margin of 18.0% - 19.0%;

•	Operating margin of 2.0% - 3.0%;

•	60 - 80 new U.S. and international store locations;

•	Up to 1,000 new JambaGO installations.

Webcast and Conference Call Information

A conference call to review the fourth quarter and full year 2013 results will be held today, March 6, 2014 at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 941-1427 or for international callers by dialing (480) 629-9664. A replay will be available at 8:00 p.m. ET and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 4668504. The replay will be available until March 27, 2014. The call can be accessed from the Company’s website at www.jambajuice.com under the Corporate Investor Relations section or directly at http://ir.jambajuice.com.

About Jamba, Inc.

Jamba, Inc., (the “Company”) owns and franchises Jamba Juice stores through its wholly-owned subsidiary, Jamba Juice Company. Jamba Juice Company is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh squeezed juices and juice blends, hot teas and a variety of food items including, hot oatmeal, breakfast wraps, sandwiches, Artisan Flatbreads™, baked goods and snacks. As of December 31, 2013, there were 851 store locations globally. There were 268 Company-owned and operated stores and 535 franchise-operated stores in the United States, and 48 international stores. Jamba Juice Company expanded the Jamba brand by direct selling of consumer packaged goods (“CPG”) and licensing its trademarks. CPG products for at-home enjoyment are also available online, through select retailers across the nation and in Jamba outlets in the United States.

Fans of Jamba Juice can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.JambaJuice.com or by contacting Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “guidance”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including the statements made under the caption “Guidance for 2014” and any other estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement.  Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC.  Many of such factors relate to events and circumstances that are beyond the Company’s control.  You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Contact:

Investor Relations

Dara Dierks

ICR

646-277-1212

investors@jambajuice.com

Non-GAAP Financial Measures

The Company provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The Company believes that providing these non-GAAP measures to its investors, in addition to corresponding GAAP income statement measures, provides investors the benefit of viewing the Company's performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company's core business operations may perform and may look in the future. The non-GAAP financial measures are discussed further in the Footnote below.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Footnotes:

(1)	Comparable store sales are calculated using sales of Jamba Juice stores open more than one full fiscal year. Company-owned comparable store sales percentages are based on sales from company-owned stores included in our store base. Franchise-operated comparable store sales percentages are based on sales from franchised stores, as reported by franchisees, which are included in our store base. System-wide sales percentages are based on sales by both company-owned and franchise-operated stores, as reported by our franchisees, which are included in our store base. Company-owned stores that were sold in refranchising transactions are included in the company-owned store base for each accounting period of the fiscal year and quarter to the extent the sale is consummated at least three days prior to the end of such accounting period, but only for the days such stores have been company-owned. Thereafter, such stores are excluded from the store base until such stores have been franchise-operated for at least one full fiscal period, at which point such stores are included in the franchise-operated store base and compared to sales in the comparable period of the prior year. Comparable store sales exclude closed locations. Company-owned comparable store sales percentages as used herein, may not be equivalent to company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and system-wide sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in company-owned comparable store sales, franchise-operated comparable store sales and system-wide sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba brand and, ultimately, the performance of the Company, the company-owned stores, and franchise-operated stores.

JAMBA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	January 1,
(In thousands, except share and per share amounts)	2013	2013

ASSETS
Current assets:
Cash and cash equivalents	$32,386	$31,486
Restricted cash	-	205
Receivables, net of allowances of $291 and $103	14,110	11,327
Inventories	2,670	3,143
Prepaid and refundable taxes	483	655
Prepaid rent	307	3,080
Prepaid expenses and other current assets	6,727	1,681
Total current assets	56,683	51,577

Property, fixtures and equipment, net	37,485	38,442
Goodwill	1,233	1,336
Trademarks and other intangible assets, net	1,317	1,412
Other long-term assets	1,198	846
Total assets	$97,916	$93,613

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,086	$8,206
Accrued compensation and benefits	5,538	7,566
Workers' compensation and health insurance reserves	1,046	1,087
Accrued jambacard liability	37,121	33,634
Other current liabilities	13,082	11,141
Total current liabilities	61,873	61,634

Deferred rent and other long-term liabilities	9,201	10,467

Total liabilities	71,074	72,101

Commitments and contingencies

Series B redeemable preferred stock, $.001 par value, 304,348 shares authorized; 0 and
72,889 shares issued and outstanding at December 31, 2013 and January 1, 2013, respectively.	-	7,916

Stockholders' equity:
Common stock, $.001 par value, 30,000,000 shares authorized; 17,154,655 and 15,481,782
shares issued and outstanding at December 31, 2013 and January 1, 2013, respectively.	17	78
Additional paid-in-capital	391,234	380,007
Accumulated deficit	(364,409)	(366,489)
Total stockholders' equity	26,842	13,596

Total liabilities and stockholders' equity	$97,916	$93,613

Share and per share data have been adjusted for all periods presented to reflect a five-for-one reverse stock split effective May 31, 2013.

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Week	13 Week	52 Week	52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
(In thousands except share and per share amounts)	December 31, 2013	January 1, 2013	December 31, 2013	January 1, 2013

Revenue:
Company stores	$40,348	$40,775	$212,887	$215,125
Franchise and other revenue	3,708	3,441	16,362	13,664
Total revenue	44,056	44,216	229,249	228,789

Costs and operating expenses (income):
Cost of sales	10,357	9,711	52,211	50,215
Labor	13,549	14,073	62,015	63,086
Occupancy	7,250	7,376	29,350	29,473
Store operating	7,737	7,454	34,986	33,612
Depreciation and amortization	2,626	2,534	10,974	11,062
General and administrative	9,988	11,646	37,771	40,771
Impairment of long-lived assets	237	75	728	711
Other operating, net	(1,392)	(1,334)	(1,154)	(754)
Total costs and operating expenses	50,352	51,535	226,881	228,176

(Loss) income from operations	(6,296)	(7,319)	2,368	613

Other income (expense):

Interest income	8	-	9	61
Interest expense	(51)	(70)	(242)	(217)
Total other expense, net	(43)	(70)	(233)	(156)

(Loss) income before income taxes	(6,339)	(7,389)	2,135	457

Income tax benefit (expense)	616	479	(55)	(155)

Net (loss) income	(5,723)	(6,910)	2,080	302

Redeemable preferred stock dividends and deemed dividends	-	(105)	(588)	(2,181)

Net (loss) income attributable to common stockholders	$(5,723)	$(7,015)	$1,492	$(1,879)

Weighted-average shares used in computation of
(loss) earnings per share:

Basic	17,133,479	15,474,416	16,793,235	14,139,888
Diluted	17,133,479	15,474,416	17,222,030	14,139,888

(Loss) earnings per share:
Basic	$(0.33)	$(0.45)	$0.09	$(0.13)
Diluted	$(0.33)	$(0.45)	$0.09	$(0.13)

Share and per share data have been adjusted for all periods presented to reflect a five-for-one reverse stock split effective May 31, 2013.

	JAMBA, INC.

	(Unaudited)

STORE COUNT
	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
52 week period ended December 31, 2013
At January 1, 2013	301	473	35	809
Opened	2	52	15	69
Closed	(4)	(21)	(2)	(27)
Refranchised	(31)	31	-	-
At December 31, 2013	268	535	48	851

52 week period ended January 1, 2013
At January 3, 2012	307	443	19	769
Opened	1	39	19	59
Closed	(6)	(10)	(3)	(19)
Refranchised	(1)	1	-	-
At January 1, 2013	301	473	35	809

COMPARABLE STORE SALES
	13 Week	13 Week	52 Week	52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31, 2013	January 1, 2013	December 31, 2013	January 1, 2013

Percentage Change in Comparable store sales
Company stores	3.4%	-1.2%	0.5%	5.1%
Franchise stores	-2.1%	2.3%	-0.6%	5.1%
System-wide	0.3%	0.6%	-0.1%	5.1%

Percentage Change in Comparable Company store sales
Traffic effect	-1.5%	-5.5%	-1.9%	2.5%
Average check effect	4.9%	4.3%	2.4%	2.6%
Total Comparable Company store sales	3.4%	-1.2%	0.5%	5.1%